Exhibit 16.1
December 9, 2021
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Commissioners:
We have read the statements made by Redbox Entertainment Inc. (formerly Seaport Global Acquisition Corp.) under Item 4.01 of Form 8-K dated December 9, 2021. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Redbox Entertainment Inc. contained therein.
Very truly yours,
/s/ Marcum LLP
Marcum LLP